EXHIBIT 10.(iii)D

                          FARMLAND INDUSTRIES, INC.

                     EXECUTIVE DEFERRED COMPENSATION PLAN

             (As Amended and Restated Effective November 1, 1996)


                          Section 1.  Establishment

     FARMLAND INDUSTRIES, INC. hereby establishes, effective as of January 1, 1971, or at such time as determined by the Board of Directors, a deferred compensation plan for executives as described herein, which shall be known as the "FARMLAND INDUSTRIES, INC. EXECUTIVE DEFERRED COMPENSATION PLAN" (hereinafter called the "Plan").

                           Section 2.  Definitions

     2.1 Definitions. Whenever used herein, the following terms shall have the meanings set forth below:

          (a) The term "Company" means Farmland Industries, Inc., a Kansas corporation, and any successor thereto that adopts the Plan.
          (b)  The term "Board" means the Board of Directors of the Company.
          (c) The term "Committee" means the Compensation Committee of the Board.
          (d) The term "Employer" means (i) the Company; (ii) any affiliate of the Company which is not designated by the Board as ineligible to become a party to and participate in the Plan, and which affirmatively adopts the Plan; and (iii) any other corporation or unincorporated trade or business, provided such other entity is designated by the Board as eligible to become a party to and participate in the Plan, and such other entity affirmatively adopts the Plan. For purposes of this Subsection, the term "affiliate" means a corporation or unincorporated trade or business which is a member, with the Company, of the same controlled group of corporations, the same group of trades or businesses under common control, or the same affiliated service group (within the meaning of Internal Revenue Code Section 414(b), 414(c) or 414(m), respectively).
          (e) The term "Executive" means an employee of an Employer who is in a select group of management or highly compensated employees, and who is exempt from the minimum wage and maximum hour requirements of the Fair Labor Standards Act, as described in 29 U.S.C.
               Section 213(a) and regulations promulgated thereunder.
          (f) The term "Participant" means an Executive who meets the qualifications established by the Board for participation in the Plan and who has an account under the Plan.
          (g) The term "Compensation" with respect to an Executive means the sum of (i) the Executive's base salary rate in effect on October 31 of the calendar year preceding the calendar year with respect to which the relevant irrevocable deferral election relates, and
               (ii) the Executive's target variable compensation, as determined by the Employer, for the year with respect to which the relevant irrevocable deferral election relates, irrespective of whether the target variable compensation is ultimately paid. For this purpose, "base salary rate" means an Executive's stated salary rate as reported to the Company's human resources representatives, plus geographic differential pay, bridge differential pay (e.g., payments due to or in accordance with downgrades resulting from restructuring or developmental moves, temporary assignments of relatively long duration, etc.), and industry differential pay. The Committee shall resolve all questions concerning amounts which should be considered "base pay," pursuant to its authority granted in Section 10.
          (h) The term "Beneficiary" means the person or persons designated pursuant to Section 7 who are to receive upon a Participant's death the distribution that otherwise would have been paid to the Participant.
          (i) The term Retirement @ means the date on which a Participant is entitled to receive an early, normal or late retirement annuity under the Employers qualified defined benefit pension plan, or similar retirement benefit under another of the Employer's qualified retirement plans. The term shall not mean entitlement to a termination benefit under the Employer's retirement plan(s) where the benefit would be paid prior to the Participant's attainment of age 55.

     2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

                  Section 3.  Eligibility for Participation
     An Executive shall be eligible to participate in the Plan if he:

          (a)  has Compensation of at least $85,000 per year; and
          (b) is expected to be among the top paid two percent of all employees (or the top paid employee, where there are 50 or fewer employees) of his Employer as measured by the Executive's Compensation for the year with respect to which the relevant deferral election relates. For purposes of this Subsection 3.1(b), where the Executive is employed by the Company or an affiliate (within the meaning of Subsection 2.1(d)), this determination shall be made as though his Employer employed all employees of the Company and its affiliates.

     An Executive shall be eligible to participate in the Plan on the date that he satisfies the requirements set forth in (a) and (b) above and executes an irrevocable deferral election described in Section 4.1 of this Plan. The Committee shall have the power, authority, and discretion to resolve any and all questions concerning eligibility, and its decisions shall be binding on all parties. The Company shall periodically compile a list of those Executives who are eligible to participate in the Plan. Such lists shall be compiled as necessary to allow proper administration of the Plan.

     If at a future date a Participant no longer meets the requirements for participation in this Plan, the Participant shall become an inactive Participant, retaining all of the rights afforded to Participants by this Plan, except the right to make additional deferrals pursuant to Subsection 4.1. Such an individual shall remain an inactive Participant unless and until he again becomes an active Participant.

                        Section 4.  Deferral of Income

     4.1 Deferral Procedure. At the times and in the manner specified below, an active Participant or an eligible Executive may make an irrevocable election in writing to defer a portion of his remuneration until a specified date, subject to limitations described below, in any future calendar year:

          (a) Prior to December 31 of any calendar year, any amount, in multiples of $100 per pay period, of his Compensation to be paid in the following calendar year.
          (b) Prior to August 31 of any calendar year, any additional amount, in multiples of $100 per pay period, of his Compensation to be paid during the remainder of the calendar year from September 1 until December 31.
          (c) Prior to December 31 of any calendar year, all or part, stated as a percentage or in some other clearly identifiable manner, of any award payable between January 1 and August 31 of the following calendar year from an Employer-sponsored incentive plan, provided that the amount of the incentive award has not been precisely determined at the time of the irrevocable election.
          (d) Prior to August 31 of any calendar year, all or part, stated as a percentage or in some other clearly identifiable manner, of any award payable between September 1 and December 31 of that calendar year from an Employer-sponsored incentive plan, provided that the amount of the incentive award has not been precisely determined at the time of the irrevocable election.

     Amounts deferred pursuant to Subsections (a) and (b) above shall be deducted on a uniform basis for each remaining pay period during the pertinent calendar year. Subject to limitations described below, at the time of each deferral election the active Participant or eligible Executive shall elect both the time at which, and the form in which, he wishes to receive payment of the sum of the deferred amount and the accrued interest on such amount.

     4.2 Electing the Time of Payment. The active Participant or eligible Executive may, in his deferral election, elect to receive payment of the deferred amount (with interest) at Retirement, or on a specified deferral ending date in a calendar year after the calendar year with respect to which the deferral election relates; provided, however, that with respect to a deferral election executed on or after November 1, 1996, the active Participant or eligible Executive may elect to receive payment of the deferred amount (plus interest) (i) at Retirement; (ii) on a specified deferral ending date which must be the first day of a calendar quarter in any calendar year after the calendar year to which the deferral election relates; or (iii) if the election form so provides, the earlier of Retirement and a specified deferral ending date described in (ii) above.

          EXAMPLE: Participant A completes a deferral election on December 1, 1996, for deferral of a portion of his Compensation payable for 1997. Participant A elects to receive his deferred compensation on July 1, 1998. The election is permissible because his deferral ending date is a date certain, after the 1997 calendar year, which is the first day of a calendar quarter.

          Participant B similarly completes a deferral election form, but elects to receive her deferred compensation on retirement. The election is permissible.

          Participant C similarly completes a deferral election form and, like Participant A, selects a deferral ending date of July 1, 1988. But Participant C further elects to receive his deferred compensation on the earlier of his retirement or the July 1, 1988, deferral ending date. The election is permissible.

     4.3 Electing the Form of Payment. The active Participant or eligible Executive may elect to receive payment of the deferred amount (and interest thereon) in a single sum or in ten equal annual installments; provided, however, that with respect to deferral elections made on or after November 1, 1996, if payment of the deferred amount pursuant to Subsection 6.3 occurs while the Participant is still employed by the Employer, the deferred amount (and interest thereon) shall be paid in a single sum, notwithstanding the election to receive the deferred amount in ten equal annual installments. A Participant will be deemed to still be employed by his Employer on the deferral payment date if the Participant was employed by the Company or one of its affiliates (as defined in Subsection 2.1(d)) when he made his deferral election, and on the deferral payment date is employed by the Company or one of its affiliates.

          EXAMPLE: Participant A elects to receive payment of his deferred amount in ten annual installments. On his deferral payment date, however, he is still employed by his Employer. Payment of his deferred amount will be made in a single sum, even though he elected to receive his payment in ten annual installments.
          That's because the Plan will not make payment in installments to a Participant who is still employed by his Employer.

          Participant B elects to receive payment of her deferred amount in ten annual installments. On her deferral payment date, she is not employed by her Employer (that is, she is either retired or employed elsewhere). Payment of her deferred amount will be made in ten annual installments.

                Section 5.  Crediting of Deferred Compensation

     5.1 Participants' Accounts. The Company shall establish a bookkeeping account for each Participant, which shall be credited as of each date the Participant's Compensation or incentive pay award is deferred in the manner he elects pursuant to Section 4 of this Plan. Benefit payments under the terms of this Plan shall be the financial responsibility of the Participant's Employer and shall be paid based upon the bookkeeping accounts maintained by the Company.

     5.2 Amounts Deferred. Amounts deferred during the current calendar year, and amounts deferred in prior years (and any interest credited thereto in a prior year as herein provided) shall be credited with simple interest for the period that such amounts were actually deferred during the year at a rate equal to the highest rate of interest on certificates of investment sold by the Company during the year. This interest adjustment shall be made at the end of each calendar year. However, where deferred amounts are distributed other than in the month of January, the amounts deferred during the calendar year in which the distribution occurs (and amounts deferred in prior years, and interest credited thereto for prior years) will be credited with interest from January 1 of the calendar year in which the distribution occurs to the date of distribution, at a rate equal to the highest rate of interest on certificates of investment sold by the Company between such January 1 and the date of distribution.

     EXAMPLE: Assume that in December, 1995, a newly eligible Participant deferred $12,000 of Compensation payable over 24 pay periods in 1996 ($500 per pay period), with the first pay period being January 15, 1996. In January, 1997, the Participant takes a single sum distribution of his deferred amounts. The highest rate of interest on certificates of investment sold by the Company during 1996 was 12.52 percent. At the end of the 1996 calendar year, the Participant's account is credited with $12,000 in deferred compensation. Interest is then credited by calculating the rate creditable to each $500 contribution to the Plan over the course of the calendar year. The maximum period for which interest is creditable is 11.5 months (since the first pay period was January 15). The 12.52 percent interest rate is multiplied by the quotient of 11.5 and 12, to obtain a maximum annual yield of 12 percent for the $500 deferral made on January 15 (that is, the 12.52 percent rate is adjusted to account for the fact that interest will not be credited for a full 12 months, but for 11.5 months at most). This 12 percent is then divided by the 24 pay periods, to obtain the rate (.5 percent) creditable for each payroll period.

     The first deferral of $500 is thus credited with the full 12 percent interest (.5 percent times 24 pay periods); the January 31 deferral is credited with 11.5 percent interest (.5 percent times 23 pay periods); the February 15 deferral is credited with 11 percent interest, etcetera.

     Note that if the Participant had maintained a $12,000 account balance at the beginning of 1996, and took no distribution of that balance in 1996, his beginning 1996 account balance would be credited at the close of the 1996 calendar year with the full 12.52 percent interest rate, resulting in an interest credit of $1,502. His account would be increased to $13,502, plus deferrals made in 1996, and the interest on those deferrals.

     Because the Participant took a single sum distribution of his account balance in January, 1997, no interest is creditable to his account for 1997, and this is true even if his distribution date is as late as January 31. However, if the Participant took his distribution on, say, July 1, 1997, his beginning 1997 account balance, and deferrals made in 1997, would be credited with interest, in the manner described above, to the date of distribution. The interest rate would be the highest rate of interest on certificates of investment sold by the Company between January 1, 1997, and the date of distribution.

              Section 6.  Distribution of Deferred Compensation

     6.1 Distribution of Amounts Deferred Pursuant to an Irrevocable Election Executed Prior to September 15, 1987. All amounts in a Participant's account which were deferred pursuant to an irrevocable election executed prior to September 15, 1987 (plus accumulated interest) shall be distributed to him (or to his Beneficiary) in the manner set forth below upon the occurrence of one of the following:

          (a)  Retirement of the participant; or
          (b) Death or disability (as "disability" is defined in the Social Security Act) of the Participant at any age.

     In the event a Participant's employment with his Employer is terminated by voluntary resignation or discharge by the Employer, no payments under this Subsection 6.1 shall be made to the Participant until he attains age 65, except as provided in Subsection 6.5.

     At such time as an event set forth above occurs, the dollar value of amounts deferred by a Participant pursuant to an irrevocable election executed prior to September 15, 1987 (plus accumulated interest) shall be determined as of the December 31 coincident with or next following the date of occurrence, and shall be distributed to the Participant (or to his Beneficiary, in case of his death) as follows: One-tenth of the value thereof shall be paid by the Company as soon as practicable during the calendar year next following the calendar year during which an event set forth above occurs, and the same amount as soon as practicable after the beginning of each succeeding calendar year thereafter until one hundred percent (100%) of such value has been distributed. With each of the ten annual payments, an additional amount shall be paid which shall be obtained by multiplying the net balance in the Participant's account by a percentage equal to the highest rate of interest on certificates of investment sold by the Company during the calendar year preceding payment, before charging the account with the distribution for such year. Upon completion of the installment payments (with interest) provided herein, the Participant's account shall be closed.

     In the event that a Participant who has retired pursuant to Subsection 6.1(a) is later re-employed by an Employer, any distribution that he was receiving under this Plan shall be suspended until such time as he again experiences a distributable event described in Subsection 6.1(a) or 6.1(b). Re-employment by an entity other than the Participant's Employer shall not result in the suspension of payments under the Plan.

     6.2 Distribution of Amounts Deferred Pursuant to an Irrevocable Election Executed After September 15, 1987 but Before November 1, 1996. Any active Participant or eligible Executive deferring Compensation pursuant to an irrevocable election executed after September 15, 1987, but before November 1, 1996, shall be entitled to receive payment of the amount deferred upon the earliest occurrence of one of the following:

          (a) The deferral ending date specified in the Participant's or Executive's written irrevocable election for deferral of Compensation, executed pursuant to Section 4 of this Plan;
          (b)  Death of the Participant;
          (c) Disability (as that term is defined in the Social Security Act) of the Participant; or
          (d)  Retirement of the Participant.

     6.3 Distribution of Amounts Deferred Pursuant to an Irrevocable Election Executed on or After November 1, 1996. Any active Participant or eligible Executive making an irrevocable deferral election, pursuant to Section 4 of this Plan, on or after November 1, 1996, shall be entitled, subject to limitations described below with respect to annual installment payments, to receive payment of the deferred amount (and interest thereon) on the date specified in the deferral election (i.e., upon Retirement or the specific deferral ending date selected by the Participant or Executive in the deferral election, or, if the election so reflects, on the earlier of those two dates). However, in the event the Participant's Retirement, death or disability (as defined in the Social Security Act) precedes a specific deferral ending date reflected in the deferral election, the Participant (or, in the case of his death, his Beneficiary) shall be entitled to payment of the deferred amount (and interest thereon) upon his Retirement, death or disability, notwithstanding the specific deferral ending date specified in the deferral election. The Committee or its designee may require proof to its satisfaction of the Participant's death or disability.

     Where an active Participant or eligible Executive elects, in his deferral election, to receive payment of the deferred amount in a single sum, payment of the amount deferred (and interest thereon) shall be made in a single sum on, or as soon as practicable following, the Participant's Retirement, specific deferral ending date, death or disability. Where the Participant or Executive elects, in his deferral election, to receive payment of the deferred amount in ten equal annual installments, payment of the installments shall begin in the month of January coincident with or first following his Retirement, specific deferral ending date (or, if the election so provides, the earlier of those two dates), death or disability; provided, however, that in the case of the Participant's death or disability, the Participant (or, in the case of his death, his Beneficiary) may elect to receive payment of the amount deferred (and interest thereon) in a single sum on, or as soon as practicable following, the death or disability. Notwithstanding the foregoing, the Plan shall pay deferred amounts (and interest thereon) in a single sum, irrespective of the Participant's or Executive's election to the contrary, under the circumstances described in Subsection 4.3 (i.e., where payment occurs while the Participant is still employed).

     6.4 Additional Distribution. If amounts deferred under this Plan are not counted as compensation in determining benefits under the Employer's qualified defined benefit pension plan, a supplemental payment of equivalent actuarial value shall be made by the Employer if necessary, with each distribution (which will be in addition to the amounts distributed under Subsections 6.1, 6.2 and/or
6.3 hereof) to compensate the Participant for any reduction in benefits suffered under any of the Employer's qualified defined benefit pension plans as a result of deferring Compensation under this Plan.

          (a) The retirement adjustment amount paid will be the difference between (i) the pension benefit calculated by using the four highest total wage amounts for the latest ten years, including amounts deferred; and (ii) the pension benefit calculated in a normal manner. Amounts deferred will, however, be included in the calculation of (i) above only to the extent that inclusion of those amounts does not cause the wages taken into account in calculating the retirement benefit to exceed the limitation on compensation under Section 401(a)(17) of the Internal Revenue Code of 1986 (as it may be amended from time to time).

          (b) Amounts deferred under this Plan, and amounts paid out under this Plan, will not be included in the calculation of the employee's wage base under the pension plan.

     The Employer shall also make supplemental payments for any similar reduction in benefits under any of the Company's other plans providing retirement, death, or disability benefits either now in existence or adopted after the effective date of this Plan.

     6.5 Distribution for Hardship. In the event of great financial hardship or emergency occurring in the personal affairs of the Participant, or his Beneficiary in the case of the Participant's death, the President of the Company, with the approval of the Committee, may accelerate the payout of the Participant's deferred account.

     A great financial hardship or emergency will be deemed to have occurred in the event of (i) the Participant's death, (ii) unemployment of the Participant or employment at a salary fifty percent (50%) or less than his prior Compensation with the Employer, (iii) serious illness of the Participant or his Beneficiary, (iv) bankruptcy of the Participant, or (v) other events of a similar magnitude.

     6.6 Cost. Payment of a Participant's deferred compensation under this Plan, and interest thereon, shall be the responsibility and liability of the Employer which employed that Participant for the period(s) with respect to which the Participant's deferral(s) relate.

                   Section 7.  Designation of Beneficiaries

     A Participant may designate a Beneficiary or Beneficiaries who are to receive upon his death the distributions that otherwise would have been paid to him. All designations shall be in writing and shall be effective only if and when delivered to the Secretary of the Company, or his authorized designee, during the lifetime of the Participant. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in the Beneficiary all of the distributions, whether payable before or after the Beneficiary's death, and any distributions remaining upon the Beneficiary's death shall be made to the Beneficiary's estate.

     A Participant may, from time to time during his lifetime, change his Beneficiary or Beneficiaries by a written instrument delivered to the Secretary of the Company or his authorized designee. The term "Beneficiary" may include a trust, so long as the trust survives the Participant's death.

     In the event that a Participant does not designate a Beneficiary or Beneficiaries as aforesaid, or if for any reason such designation shall be ineffective in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his estate, and in such event the term "Beneficiary" shall include his estate.

                Section 8.  Dissolution, Liquidation, Merger,
                       Consolidation and Sale of Assets

     8.1 Dissolution or Liquidation of the Company. Notwithstanding anything herein to the contrary, upon the dissolution or liquidation of the Company or an Employer, the account of each affected Participant shall be valued as of the date preceding dissolution or liquidation, each affected Participant's employment with his Employer shall be deemed to have terminated on the date preceding such dissolution or liquidation, and the account of each affected Participant shall be distributed in the form of a lump sum payment equal to the value of the account as of such date. In connection with such liquidation or dissolution, the Company may place in trust, escrow or other fund, an amount equal to the total dollar amount of the accounts of all affected Participants in the Plan, together with any sum required under Subsection 6.4, and the same shall be distributed in the same manner as provided in Subsections 6.1, 6.2 and/or 6.3 hereof.

     8.2 Merger, Consolidation, and Sale of Assets. Notwithstanding anything herein to the contrary, in the event that an Employer desires to consolidate with, merge into, or transfer all or substantially all of its assets to another entity (hereinafter referred to as a "Successor Employer"), the Company and such Successor Employer may agree that the Successor Employer shall assume the Employer's obligation under this Plan in whole or in part. In connection with such an assumption, the Company may in its sole discretion amend the Plan so that the value of the accounts of affected Participants is determined and frozen as of the date of the consolidation, merger, or transfer of assets; provided that in the event such assets are frozen, the Successor Employer shall credit the account of each Participant with an amount determined by applying the prime interest rate then in effect to the balance in the Participant's account before charging the account with any distribution.

     Notwithstanding anything herein to the contrary, in the event that an Employer is sold to another corporation or other party(ies) ("New Shareholder"), the Company may agree with such Employer or New Shareholder that the Employer shall assume obligations under this Plan in whole or in part and, in connection with such assumption, that the value of the accounts of Participants shall be determined and frozen as of the date of the sale of such Employer; provided that in the event that such accounts are frozen and the obligations under this Plan are assumed by such Employer, the Employer shall credit an affected account following such sale with an interest rate to be fixed by such Employer from time to time before charging such account with any distribution.

                      Section 9.  Rights of Participants

     No Participant or Beneficiary shall have any interest in any fund or in any specific asset or assets of an Employer by reason of any account maintained for him under the Plan. See Subsections 5.1 and 6.6 regarding the Employer's liability for payment of compensation deferred under this Plan.

     It is intended that an Employer has merely a contractual obligation to make payments when due hereunder and it is not intended that an Employer hold any funds in reserve or trust to secure payments hereunder. No Participant may assign, pledge, or encumber his interest under the Plan, or any part thereof, except that a Participant may designate a Beneficiary as provided in the Plan. Notwithstanding any other provisions of the Plan, benefits shall be paid in accordance with any qualified domestic relations orders.

                         Section 10.  Administration

     The President of the Company or his authorized designee shall be responsible for the general administration of the Plan. The President may from time to time establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan. The Committee shall have the power to interpret and construe the terms of this Plan, and the determination of the Committee as to any dispute question arising under the Plan, shall be final, binding and conclusive upon all persons.

                           Section 11.  Amendments

     The Board in its absolute discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely. No such modification, amendment, suspension, or termination may, without the consent of a Participant (or his Beneficiary in the case of his death) reduce the right of a Participant (or his Beneficiary) to the payment or distribution of any amount based upon the value in his accounts under the Plan for any calendar year ended prior to the effective date of such modification, amendment, suspension, or termination.

                         Section 12.  Applicable Laws

     The Plan shall be construed, administered, and governed in all respects under and by the laws of the State of Missouri.

                          Section 13.  Incompetency

     Every person receiving or claiming payments under this Plan shall be conclusively presumed to be mentally competent until the date on which the President of the Company receives a written notice, in a form and manner acceptable to the President, that such person is incompetent and that a guardian, conservator, or other person legally vested with the care of his estate has been appointed. In the event a guardian or conservator of the estate of any person receiving or claiming payments under this Plan shall be appointed by a court of competent jurisdiction, benefit payments may be made to such guardian or conservator, provided that proper proof of appointment and continuing qualification are furnished in a form and manner acceptable to the President. Any such payment so made shall be a complete discharge of any liability therefor.